Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     We hereby consent to the references to our firm in this Registration Statement on Form S-1 and all appendixes, exhibits and attachments thereto (including the related prospectus) filed by Mid-Con Energy Partners, LP, and to the use of our audit of their reserves and reserves present value as of December 31, 2010 and September 30, 2011 for Mid-Con Energy I, LLC and Mid-Con Energy II, LLC (the “Registration Statement”). We also consent to all references to our firm in the prospectus included in such Registration Statement, including under the heading “Experts.”
Sincerely,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693
December 6, 2011
Fort Worth, Texas